Exhibit 3.1

AMENDMENT NO. 3

TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

This Amendment No. 3 (this “Amendment No. 3”) to the Fourth Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of Enbridge Energy Partners, L.P. (the “Partnership”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 4.11 of the Partnership Agreement provides that the Partnership may effect a subdivision of Partnership Securities and to issue Certificates to Record Holders for Units to be held by such Record Holder following such subdivision, and

WHEREAS, the General Partner, on behalf of the Partnership, has heretofore authorized a two-for-one split for each class of Partnership Securities (the “Unit Split”), and in accordance with Section 4.11(b) of the Partnership Agreement, has set April 7, 2011 as the Record Date for the Unit Split and has provided notice to the Partnership’s Record Holders and to the New York Stock Exchange of the Unit Split and of the distribution of the additional Partnership Securities on April 21, 2011; and

WHEREAS, in accordance with Section 4.11(c) of the Partnership Agreement, the Partnership will cause Certificates to be issued to the Record Holders of Units on April 21, 2011, representing the new number of Units held by such Record Holders as a result of the Unit Split; and

WHEREAS, Section 5.9(a) of the Partnership Agreement provides that the Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be proportionately adjusted in the event of any subdivision of Units; and

WHEREAS, the General Partner, on behalf of the Partnership, has determined in its discretion, that the amendments to the Partnership Agreement to be adopted pursuant to this Amendment No. 3 are necessary and advisable in connection with the Unit Split; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 15.1 of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) Article II is hereby amended by deleting the definition of “Initial Unit Price” contained therein and inserting in lieu thereof the following definition:

(i) “Initial Unit Price” means $10.75.

(b) Section 5.8 is hereby amended as follows:

(i) The reference in Section 5.8(h) is hereby amended to change “$0.70” to “$0.35”;

(ii) The reference in Section 5.8(j) is hereby amended to change “$0.59” to $0.295”;

(ii) The reference in Section 5.8(o) is hereby amended to change “$0.99” to $0.495”.

Section 2. General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 3.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 3 as of April 21, 2011.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ Mark A. Maki
Name: Mark A. Maki
Title: Senior Vice President

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